Exhibit 99.1

ETHZilla Announces Appointment of Angela Dalton and Michael Edwards to Board of Directors

Palm Beach, FL – December 19, 2025 – ETHZilla Corporation (Nasdaq: ETHZ) (“ETHZilla” or the “Company”) today announced that Angela Dalton, chief executive officer and founder of Signum Growth and a veteran technology and media executive, and Michael Edwards, an accomplished institutional investor and strategic advisor, have been appointed to its Board as independent Directors, effective immediately.

“Expanding and diversifying our board strengthens our ability to manage risk, evaluate capital allocation decisions and uphold strong governance standards,” said McAndrew Rudisill, chairman and chief executive officer of ETHZilla. “Angela and Michael join our Board at a pivotal moment for ETHZilla as we accelerate the institutional adoption of real-world asset (RWA) tokenization.

“Angela’s deep experience across technology, gaming, and emerging digital ecosystems, and Michael’s background in complex event-driven investing provide perspectives that align directly with our mission to bring real-world assets on-chain,” Rudisill continued. “Their expertise will help guide ETHZilla as we scale our blockchain infrastructure, expand our tokenization capabilities, and capitalize on what we believe is a generational shift in how credit, data, and value flow across global markets.”

Dalton founded Signum Growth in 2018 and has more than 20 years of experience across technology, media, and emerging digital ecosystems, with a particular focus on video games, digital assets, and next-generation interactive platforms. Signum Growth Capital is a FINRA-registered broker dealer. Prior to founding Signum, Dalton held the role of managing director at UBS, Evercore Partners, and Guggenheim Partners, and was an initial investor and co-founder of Evercore Group LLC, the firm’s equities business. In addition to her role at Signum Growth, Dalton is also the manager of AD8 Pop, a next generation games publisher supporting creators on user-generated content gaming platforms such as Roblox and the creation environment for Fortnite.

“ETHZilla is building the infrastructure needed to translate institutional-grade asset evaluation into investable digital formats. I look forward to supporting the Company as it advances its tokenization strategy and builds new pathways for capital formation,” said Dalton.

Edwards brings substantial strategic investment and transaction structuring expertise accumulated over more than two decades investing in and advising on boards of both public and private companies. He began his career in Credit Suisse First Boston’s Technology M&A Group before joining The D.E. Shaw Group in 2003, where he became a portfolio manager within Global Special Situations, overseeing the firm’s event-driven and risk arbitrage strategies. He later served as head of U.S. business and head of global event driven strategies at Arrowgrass Capital Partners, and subsequently as deputy chief investment officer of Weiss Advisors. In 2024, he founded his own strategic advisory business serving both corporate and investment management clients.

“ETHZilla is establishing its leadership position in decentralized finance (DeFi) infrastructure at a time when the company’s tokenization footprint and overall market adoption are each at an inflection point. I am pleased to join the Board to help guide its growth and develop the expanding pipeline of tokenization opportunities that this capable leadership team has established,” said Edwards.

ETHZilla remains committed to regularly assessing its governance structure and refreshing its board as appropriate to support long term value creation and advance the interests of its shareholders.

About ETHZilla

ETHZilla Corporation (Nasdaq: ETHZ) is a technology company in the decentralized finance (DeFi) industry. ETHZilla seeks to connect financial institutions, businesses and organizations worldwide by enabling secure, accessible blockchain transactions through Ethereum network protocol implementations. It generates recurring revenues through various DeFi protocols that improve Ethereum network integrity and security. ETHZilla believes it has the unique capability to bring traditional assets on-chain via tokenization. Through its proprietary protocol implementations, ETHZilla facilitates DeFi transactions and asset digitization across multiple Layer 2 Ethereum networks. ETHZilla is working to offer tokenization solutions, DeFi protocol integration, blockchain analytics, traditional-to-digital asset conversion gateways, and other decentralized finance services. To learn more, visit ETHZilla.com.

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